Exhibit 10.2

GENERAL LICENCE AGREEMENT

FOR USE OF PROPRIETARY AND/OR BROKERED DATA

Licence Agreement No: 2004-85

THIS AGREEMENT is made this 21st day of December 2004 between

(1)	PGS EXPLORATION (UK) LTD, a company registered in England having its Registered Office at PGS Court, Halfway Green, Walton-on-Thames, Surrey, KT12 1RS (hereinafter referred to as “PGS”); and

(2)	ENDEAVOUR OPERATING CORPORATION, a corporation organized under the laws of Delaware, United States of America, having its offices at 1000 Main Street, Suite 3300, Houston, Texas 77002 (hereinafter referred to as “Licensee”).

ARTICLE 1 — DEFINITIONS

For the purpose of this Agreement, the following definitions shall apply:

1.1	“Affiliate” shall mean any company or other entity controlled by, in control of or under common control with a Party hereto. For the purpose of this definition, “control” shall mean the right to exercise directly or indirectly the vote of more than 50% (fifty percent) of the voting shares in such company or corporation in issue from time to time and/or the right to control the composition of the board of directors of such a company or corporation.

1.2	“Agreement” means this agreement together with all its enclosures and appendices as amended, modified or supplemented from time to time.

1.3	“Bona Fide Group” means a group of two or more companies or other entities having a contractual agreement to jointly explore, lease or develop defined geographical area(s) of exploration interest.

1.4	“Consultant” means a Third Party (whether individual, company or other entity) engaged by Licensee to interpret, reprocess or make other technical studies of the Data.

1.5	“Data” means the proprietary geophysical and/or geological information regardless of the form or medium on which it is displayed and which PGS either owns or for which it has the right to grant use licences as licensed under this Agreement.

1.6 “Group Member” means a company or other entity being a member of a Bona Fide Group.

1.7	“North Sea Participant” means one or more of the following companies as well as their Affiliates and their successors:

BP	GDF	Apache

Conoco Phillips	Total	DONG

Chevron Texaco	ENI	Oilexco

Amerada Hess	BG	OMV

Kerr McGee	Petro-Canada	Century

Marathon	CNR	Premier

Norsk Hydro	Maersk	Tullow

Shell	Wintershall

Exxon Mobil	RWE

Statoil	Murphy

Centrica	Encana

Paladin	Noble

ATP	Perenco

Talisman

1.8	“Owner” means any person, firm or company by whom PGS has been granted a licence to use any of the Data (not being Data owned by PGS);

1.9	“PGS Competitor” means a company or an Affiliate of a company that, as all or a significant part of its business, licences to others, acquires or processes seismic data or provides consultancy services relating to seismic data.

1.10	“PGS Proprietary Data” means that part of the Data owned by PGS or its Affiliates (not open file or brokered data) as licensed under this Agreement.

1.11 “Party” means each of the parties to this Agreement.

1.12	“Third Party” means an individual, a partnership, a company or other entity not being a Party to this Agreement.

ARTICLE 2 – EXTENT OF THE AGREEMENT

2.1	It is anticipated that Licensee will wish to license from PGS, from time to time, the right to use certain geophysical and/or geological data and/or reports which are owned by PGS or for which PGS has acquired the right to grant use licences. In such event where PGS , at the request of Licensee, provides Data to Licensee, such Data will be received by Licensee subject to the terms and conditions of this Agreement; unless such Data are specifically excluded from the terms thereof by written agreement between the Parties.

ARTICLE 3 — GRANT OF RIGHTS

3.1	For the transactions as referred to in Article 2 hereof, PGS grants to Licensee, subject to the terms and conditions of the Agreement, the non-exclusive right to use the Data for the sole purpose of evaluating the hydrocarbon potential of the geographical area to which the requested Data refer or of any other geographical area adjoining such area. The Data and any information derived therefrom shall solely be used for the Licensee’s internal purposes.

ARTICLE 4 — DELIVERY OF DATA

4.1	Before any delivery of Data to Licensee under the Agreement, the Parties shall agree on the specification of the Data to be licensed and the price to be paid by Licensee for the right to use it. The specification and the price shall, together with any other specific term or condition applicable to the delivery, be stated in an Appendix to this Agreement . The Appendix shall be in the form of a summary page and a confirmation of order as shown in Enclosure 1 hereto. An Appendix shall be drawn up for each licence. It shall be numbered and signed by authorised representatives of PGS and Licensee. In the case of any conflict or inconsistency between the provisions of this Agreement and any such Appendix, the provisions of such Appendix shall, for the purpose of the licensing of the Data referred to therein, take precedence.

4.2	Data delivered to Licensee under the Agreement shall be accompanied by a transmittal letter or delivery form which shall describe in detail the content and form of the Data, such as but not limited to, the 3D area, in-line(s), cross-lines and type of data delivered. Licensee shall notify PGS in writing within 7 days after receipt of the Data if it is of the opinion that the Data are not in accordance with the transmittal letter/delivery form or the Appendix pertaining to the delivery. If such notice has not been given, Licensee shall be deemed to have accepted the Data and the Data shall be deemed to have been delivered fully in accordance with this Agreement.

ARTICLE 5 — AVAILABILITY OF DATA

5.1	Availability of Data will be according to deliverables specified for each survey/report as stated in Appendix.

5.2	PGS undertakes for a period of 5 years from the Commencement Date, to store the original Data, provided that the Data are owned by PGS. During this period copies of the Data shall be available for Delivery to the Licensee in accordance with the terms of this Agreement.

5.3	Where PGS itself stores the Data, PGS shall ensure that such Data are stored in accordance with industry practice from time to time. Where PGS procures the storage of the Data by a Third Party, PGS shall use its reasonable endeavours to ensure that such Third Party is equipped to store such Data in accordance with industry practice from time to time. Save as otherwise provided herein PGS shall have no liability in respect of any loss of or damage to the Data howsoever caused during storage.

5.4	If PGS should continue to store the Data after the expiration of the said 5 years period, the Licensee shall be entitled to deliveries of copies Data for so long time as the Data are stored by PGS. PGS gives no warranty in respect of the storage of the Data after the expiration of such 5 year period referred to above and accordingly PGS shall have no liability whatsoever and howsoever caused in respect of any loss of or damage to the Data. If after the expiry of the five year period referred to above PGS decides to terminate storage of Data owned by PGS, the Licensee will be given 60 days’ written notice to this effect to provide time for the Licensee to request PGS to supply further copies of the Data at the Licensee’s expense and on the terms of this Agreement prior to such termination taking place.

5.5	If the Data are not owned by PGS, PGS cannot guarantee the availability of the Data. However, PGS shall endeavour to secure the same availability as if the Data had been owned by PGS but PGS gives no warranty or representation as to the storage of or continued availability of such Data.

ARTICLE 6 — PRICE AND PAYMENT CONDITIONS

6.1	The price to be paid by Licensee (the Licence Fee) shall be agreed individually for each licensing of Data and shall in accordance with Clause 4.1 hereof be stated in the Appendix relating to the licence. Services and expenses related to tape copying, handling, reproduction and splicing, freight and insurance and any other charges or expenses incurred at the request of Licensee will be charged separately by PGS according to prices notified by PGS.

6.2	Invoices for each licensing of Data will be issued upon PGS’s confirmation and acceptance of the order, unless otherwise stated in the Appendix pertaining to the delivery.

6.3	The price to be paid by the Licensee (the Licence Fee) shall be as set forth in the Appendix, including any Uplift Payments and additional charges described therein.

6.4	Uplift Payments as set out in an Appendix shall be due to be paid to PGS by the Licensee in the event that the Licensee or any of its Affiliates has or gets a joint contractual or equity interest in any licence covering all or part of a geographical area covered by PGS Proprietary Data.

6.5	Except as otherwise provided for in this Agreement, payment shall be made by Licensee within 30 days following the date of the invoice to PGS Bank Account as stated in the invoice. Interest shall be charged on late payments at the annual rate of LIBOR plus three (3) per cent from the date of the invoice until payment in full regardless of whether proceedings have been commenced.

ARTICLE 7 — OWNERSHIP OF THE DATA

7.1	The Licensee acknowledges that the Data are a valuable intellectual property right and trade secret of PGS or of the Owner and that title to, ownership rights and intellectual property rights in, such Data shall at all times remain in PGS or the Owner. The Licensee acknowledges that it is acquiring under the terms hereof, only the non-exclusive right to utilise the Data, as provided herein, and PGS shall have the right at any time to license the Data to Third Parties on terms to be decided by PGS, except as otherwise set forth herein or in the Main Agreement. The Licensee shall in no event disclose or transfer the Data or any information derived therefrom to Third Parties, except as may be specifically provided in this Agreement.

ARTICLE 8 — REPRESENTATIONS, WARRANTIES AND INDEMNITIES

8.1	PGS represents and warrants that (i) it has the right to license to the Licensee the Data licensed under this Agreement, (ii) Licensing and delivery of the Data to the Licensee does not and will not infringe on any copyright or any trade secrets of any third party and (iii) the execution and delivery of this Agreement and performance hereunder shall not violate any law, rule or regulation or any contracts or agreements by any member of the PGS Group with Third Parties.

8.2	PGS agrees to indemnify, defend and hold harmless the Licensee (including reasonable attorneys’ fees and costs of defence) from and against claims, causes of action, losses, liabilities and legal proceedings brought against the Licensee claiming infringement of a patent by PGS in its performance of its obligations hereunder, provided the Licensee notifies PGS promptly in writing of any such infringement claim against it and gives PGS such authority, information and assistance, at the expense of PGS, as PGS may request in defence of such proceedings and provided further that the Licensee shall not compromise, settle or negotiate or make any statement prejudicial to the defence or settlement of any such claim and shall permit PGS to take over at PGS’s expense the conduct of any such proceedings and provided further that this indemnity shall not apply to any claim or award against the Licensee which arises directly or indirectly, as a result of PGS in performing its obligations using any equipment, technology, designs, know-how or information supplied by the Licensee or following any directions of the Licensee.

8.3	PGS agrees to indemnify, defend and hold the Licensee harmless (including reasonable attorneys’ fees and costs of defence) from and against claims, causes of action, losses, liabilities and legal proceedings brought against the Licensee by any Third Party or employees of PGS arising out of or related to the conduct by PGS of its operations in acquiring and processing the Data licensed to the Licensee hereunder, provided the Licensee notifies PGS promptly in writing of any such claim against it and gives PGS such authority, information and assistance (at PGS’s expense) as PGS may request for the defence of such proceedings and provided further that the Licensee shall not compromise, settle or negotiate or make any statement prejudicial to the defence or settlement of any such claim and shall permit PGS to take over at PGS’s expense the conduct of any such proceedings and provided further that this indemnity shall not apply to any claim or award against the Licensee which arises directly or indirectly as a result of PGS in performing its obligations hereunder using any equipment, technology, designs, know-how or information supplied by the Licensee or following any directions of the Licensee.

8.4	Licensee shall indemnify, defend and hold PGS and/or the Owner harmless in respect of any loss or damage suffered by PGS and/or the Owner as a result of any breach of this Agreement by Licensee. PGS shall indemnify, defend and hold the Licensee harmless in respect of any loss or damage suffered by the Licensee as a result of any breach of this Agreement by PGS.

8.5	PGS represents and warrants that so far as PGS is aware but without having conducted any investigations of any Third Party the Data provided to the Licensee hereunder has been acquired and processed in accordance with applicable laws, rules and regulations and accepted practices of the geophysical profession. Notwithstanding anything else contained herein, the Licensee acknowledges and accepts that the Data licensed under this Agreement are being supplied “as is”, and PGS makes no representation or warranty, express or implied, of any kind regarding the quality or reliability of the Data nor their fitness for any particular use or purpose and all warranties, conditions or other terms implied by statute or common law are excluded to the fullest extent permitted by law.

8.6	If wrong or faulty copies of Data are delivered by PGS, PGS shall as soon as possible see that the copies are replaced by correct copies, and PGS shall have no further liability in respect of the delivery of wrong or faulty copies.

8.7	PGS makes no guarantee representation or warranty that any licences, leases or concessions for areas covered by the Data will be granted to the Licensee or other exploration activity will be authorised for the area covered by the Data by any government entity or other Third Party, and any implied representation to that effect is hereby expressly negated.

8.8	Notwithstanding anything else contained herein, PGS shall in no event be liable to the Licensee for punitive, indirect, incidental or consequential damage or loss and/or for any business interruption, loss of production, loss of product, loss of use, loss of revenue, profit, anticipated product or business opportunity resulting from or arising out of the performance or non performance of this Agreement or the use by the Licensee of the Data or out of any representation (unless made fraudulently) or any implied warranty, condition or other term, or any duty at common law, whether in any case caused by the negligence or breach of statutory duty of PGS, its employees or agents or otherwise howsoever arising. Nor shall PGS be liable for any costs related to the use of the Data, e.g. costs regarding format conversions for specific uses.

8.9	The Licensee shall inform PGS on becoming aware of any actual attempted or suspected abuse of the Data or of any allegation or complaint made by a Third Party that the use of the Data in accordance with the terms of the Agreement infringes the rights of that Third Party.

8.10	Licensee shall indemnify and keep indemnified PGS from and against any and all loss, damages, costs and expenses (including legal costs and expenses) awarded against, suffered or incurred by PGS in connection with or paid or agreed to be paid by PGS in settlement of any claim for infringement of any patent, copyright, design, trade mark or other industrial or intellectual property right of any other person or for any other reason whatsoever which arises directly or indirectly as a result of PGS performing its obligations hereunder using any technology, equipment, design, know-how or information supplied by Licensee or following any directions of Licensee.

8.11 The obligations under this Article 8 shall survive the termination of this Agreement.

ARTICLE 9 — CONFIDENTIALITY

9.1	The Licensee agrees that all Data acquired and obtained under the terms of this Agreement are intended for its sole use, and that all such Data and any information derived therefrom shall be kept and remain confidential and shall not be divulged, transferred, sold or otherwise disposed of without the prior written consent of PGS, except as specifically provided in this Agreement. The Licensee shall ensure that all of its directors, officers or employees who have access to the Data or any information derived therefrom are informed of the obligations of confidentiality set out in this Agreement prior to disclosing the same to them and that such directors, officers and employees are bound by a general obligation of confidentiality to the Licensee which extends to the Data and any information derived therefrom. The Licensee shall enforce such obligations in respect of the Data and any information derived therefrom at its own expense at the request of PGS.

9.2	The Licensee may at any time during the term of this Agreement disclose and make the Data available to any Affiliate of the Licensee which was an Affiliate of Licensee at the time of signature by Licensee of the relevant Appendix relating to the Data in question and which remains an Affiliate of Licensee at the time of such disclosure for such Affiliate’s sole use, provided that prior to such disclosure Licensee shall inform PGS of the identity of such Affiliate in writing and such Affiliate shall agree:

(i)	to be bound by the terms of this Agreement to the same extent as Licensee provided always that such Affiliate shall not be entitled to disclose the Data or any information derived therefrom to any of its Affiliates;

(ii)	that in the event such Affiliate should cease to be an Affiliate of Licensee, it shall immediately cease use of the Data and any information derived therefrom and all copies thereof shall forthwith be returned to Licensee or PGS;

(iii)	that on termination or expiry of this Agreement for whatever reason such Affiliate shall immediately cease use of the Data and any information derived therefrom and all copies thereof shall forthwith be returned to PGS;

9.3	The Licensee hereby undertakes to procure that an Affiliate to which Data is disclosed under Clause 9.2 shall comply with the provisions of this Article 9 and the Licensee shall indemnify and keep indemnified PGS from and against all and any losses, costs, damages and expenses (including, without limit, legal costs and expenses) that PGS may suffer or incur arising as a direct or indirect result of any breach by such Affiliate of such provisions.

9.4	If an Affiliate to which Data is disclosed under Clause 9.2 is at the date of disclosure of the Data or any information derived therefrom or at any time thereafter during the term of this Agreement becomes itself the holder of a licence or becomes a Group Member of any Bona Fide Group which has been awarded a licence in respect of any area to which the PGS Proprietary Data relates, the Licensee shall be liable to pay to PGS the Uplift Payments in accordance with an Appendix .

9.5	The Licensee may disclose and make the Data available to a Consultant, provided that the Consultant agrees to the following:

(i)	that the work performed by the Consultant in connection with the Data shall be for the sole benefit of the Licensee;

(ii)	to maintain in the strictest confidence and not disclose the Data or the results of the Consultant’s work or any information derived therefrom to any Third Party;

(iii)	that the Consultant shall not retain any copies of the Data or any information derived therefrom and upon completion of his work shall deliver all copies thereof to Licensee;

(iv)	that the Consultant shall not use the information obtained for his own commercial purposes or those of any Third Party;

and the Licensee shall procure that the Consultant shall comply with such provisions and the Licensee shall indemnify and keep indemnified PGS from and against all and any losses, damages, costs and expenses (including, without limit, legal costs and expenses) suffered or incurred by PGS directly or indirectly as a result of any breach by the Consultant of such provisions.

9.6	The Licensee may disclose and make available to government agencies having competent authority or jurisdiction in the areas concerned, such copies of the Data which are required to be disclosed by the respective agencies provided always that prior to making any such disclosure the Licensee shall first consult with PGS and shall have due regard to the views and opinions of PGS in making any such disclosure.

9.7	Subject always to Article 10 hereof, the Licensee may disclose and make the Data available to the Group Members of a Bona Fide Group of which the Licensee is a member.

9.8	The Licensee may show limited amounts of Data solely for presentation purposes to prospective joint venturers or prospective assignees of the Licensee with respect to petroleum exploration and production rights in the survey area to which the Data relates, provided that such prospective joint venturers and prospective assignees agree to keep the same confidential and provided further that the Licensee shall not give copies of Data to or allow copying of Data by such prospective joint venturers or assignees. For the avoidance of doubt the Licensee shall not be entitled to make any such Data available to such persons by any electronic means including without limitation by including the same on any web-site or other Internet presence or by making the same available over the Internet, the worldwide web or any other electronic delivery system or computer network; however, Licensee shall be allowed to make limited amounts of the Data available to such persons on computer workstations or similar equipment in Licensee’s offices for presentation and evaluation purposes only, subject to the terms of this Clause. These obligations of the Licensee shall also apply in cases where the Licensee is selling or transferring his business activities and/or his assets relating to Data, partly or in whole, to a Third Party. The Licensee shall procure that any such prospective joint venturer, assignee or Third Party complies with such obligations of confidence. Except as otherwise provided, in order to obtain any additional access to the Data, the prospective joint venturer, assignee or Third Party must purchase a Licence from PGS at the appropriate price.

9.9	The Licensee may disclose and provide copy of the Data to other parties, subject to written agreement by PGS, provided that such other parties agree to keep such Data within the confidentiality obligations herein.

9.10	If Data delivered under the Agreement are reprocessed by or for the Licensee, the confidentiality terms contained herein shall apply to the results of the reprocessing and the information derived therefrom. Magnetic media and hard copies, resulting from reprocessing, shall be marked by such notice as PGS may require from time to time. Without prejudice to the generality of the foregoing on the termination or expiry of this Agreement for whatever reason, Licensee shall immediately cease to make any use of such reprocessed Data or the information derived therefrom and shall at the option of PGS, either destroy or return to PGS such reprocessed Data and all copies of any information derived therefrom.

9.11	The Licensee shall not divulge any of PGS’s proprietary working practices “know-how” or other confidential information relating to PGS or its business to any Third Party except pursuant to the extent permitted under Clauses 9.2, 9.5 and 9.6 and in any event only as may be strictly necessary. Any such disclosure of such proprietary working practices, “know-how” or confidential information shall only be made on condition that the recipient of such information agrees in writing to keep the same strictly confidential in terms reasonably acceptable to PGS provided always however that this clause shall not apply in respect of information which is already in the public domain otherwise than as a result of any breach by Licensee of this Article.

ARTICLE 10 — BONA FIDE GROUP

10.1	In the event that Licensee is or becomes a member of a Bona Fide Group whose interests include part or the whole of the area covered by Data delivered under this Agreement, Licensee shall:

(a) notify PGS of the identity of the other Group Members;

(b) pay the Uplift Payment in accordance with an Appendix if applicable to PGS Proprietary Data.

10.2	The Licensee may disclose and make copies of the Data and information derived therefrom available to the other Group Members subject to the Licensee having complied with its obligations under Clause 10.1 and procuring that the other Group Member(s) agree to comply with the terms of this Agreement and shall confirm this in writing to PGS in such terms as PGS may request. For the avoidance of doubt, licences issued for MegaSurvey data are single company licences and clauses relating to Bone Fide Groups under this article are not applicable; however, if an Uplift Payment has been paid as part of an Appendix concerning licensing of MegaSurvey data and thus Licensee has a full licence to the PGS Proprietary Data involved, the terms of this article will apply to the data for which an Uplift Payment has been made.

10.3	Licensee shall pay to PGS a fee in respect of each Group Member in accordance with the price and the escalation fee applicable at that time. Such fee shall be paid regardless of whether or not the Group Members make themselves acquainted with the Data or any information derived therefrom. If a Group Member already is in possession of the Data pursuant to a valid licence from PGS, no fee shall be payable by Licensee for such Group Member.

10.4	No refund of paid fees will be made by PGS if a Group Member should be in possession of the Data according to a separate licence agreement with PGS.

10.5	Licensee has the right to include new partners as Group Members in a production licence applicable to area(s) covered by Data delivered under the Agreement, provided that the terms of this Article 10 are being observed and the fee applicable to Group Members at that time is being paid by Licensee in accordance with Clause 10.3 above.

10.6	For the new members of a Bona Fide Group, the fee to be paid by Licensee according to Clause 10.3 above shall be based on the fee applicable to Group Members at the time the member is included in the Bona Fide Group.

10.7	A Group Member which has been given access to the Data or any information derived therefrom in accordance with the provisions of this Article, shall have the same rights and obligations related to the use of the Data or such information as the Licensee has under this Agreement.

10.8	The liability hereunder of the Licensee and any other Group Members of a Bona Fide Group of which the Licensee is a member shall be joint and several.

10.9	The Licensee shall promptly inform PGS if a Group Member should leave the Bona Fide Group. The leaving member and any Affiliate thereof shall have no continuing right to make use of the Data or any information derived therefrom received under this Agreement unless it concludes a separate licence agreement with PGS and pays the licence fee in full according to current price lists prevailing at such time. If such agreement with PGS is not concluded, the Licensee shall ensure that all copies of the Data and any information derived therefrom which the leaving member or any Affiliate thereof may have received under this Agreement are returned forthwith to PGS. For the avoidance of doubt, where a Bona Fide Group of which the Licensee is a member ceases to exist, whether as a result of the termination or expiry of any agreement relating to the creation of such Bona Fide Group or otherwise howsoever, all Group Members of such Bona Fide Group at such time (other than the Licensee) shall be deemed to have left the Bona Fide Group and accordingly shall be regarded as leaving members under this Article 10.9.

10.10	If the leaving member should leave the Bona Fide Group prior to a licence round for which the Data have been licensed by the Bona Fide Group and the leaving member elects not to continue use of the Data under a separate licence agreement with PGS, then the Licensee shall ensure that all copies of the Data and any information derived therefrom are returned to PGS.

ARTICLE 11 — TERM AND TERMINATION

11.1	This Agreement shall be in effect from the date first above written and shall continue in effect for an indefinite period of time until it is terminated according to the provisions contained in this Article or by mutual agreement between the Parties.

11.2	Either Party may by notice in writing to the other Party terminate this Agreement with immediate effect if:

(i)	the other Party should fail to comply with any material term or provision of this Agreement and such breach or default of this Agreement is not remediable or not remedied within 30 days after receipt of written notice of such breach or default from the non-defaulting Party.

(ii)	the other Party commits a persistent breach of this Agreement (and for the purposes hereof a persistent breach shall be a breach which is committed more than three (3) times in any six (6) month period in respect of which written notice is given each such time by the Party not in default); or

(iii)	the other Party goes into liquidation either compulsory or voluntary (save for the purpose of a bona fide solvent reconstruction or amalgamation) or if a receiver or manager is appointed in respect of the whole or any part of its assets or if any resolution is passed for the voluntary liquidation of the other Party or if any petition is presented to any court of competent jurisdiction for the compulsory liquidation of the other Party or if any petition is presented to any court of competent jurisdiction for the administration of the other Party pursuant to Part II of the Insolvency Act 1986 or if the other Party proposes any voluntary arrangement pursuant to Part I of the Insolvency Act 1986 or if any arrangement, scheme of arrangement or compromise or composition is proposed with the general body of creditors of the other Party or any part of the same or if the other Party makes an assignment for the benefit of or composition with its creditors generally or threatens to do any of these things or if the other Party shall become insolvent by reason of its inability to pay its debts as they fall due or if anything analogous to the forgoing occurs in any relevant jurisdiction.

11.3	Upon termination of this Agreement all use, whether by Licensee, any Affiliate of Licensee, any Consultant or any Group Member, of the Data licensed hereunder and any material or information derived therefrom shall immediately cease and all copies of such Data in the possession or control of such persons shall forthwith be returned by Licensee to PGS and all copies of any material or information derived therefrom shall forthwith be destroyed.

11.4	All provisions of this Agreement which in order to give effect to their meaning need to survive its termination including without limitation the Licensee’s obligations with respect to confidentiality and the provisions of Articles 6, 7, 8 and 9 shall remain in full force and effect thereafter. Termination of this
Agreement shall not affect the rights of the Parties to payment hereunder accrued up to the date of termination.

11.5	The foregoing rights of termination shall apply notwithstanding any assignment, novation, transfer or other grant of rights whatsoever (whether or not permitted hereunder or approved by PGS) and the above provisions shall be binding on any successor, assign or sub-licensee of the rights of the Licensee hereunder.

ARTICLE 12 — CHANGE OF CONTROL

12.1	PGS shall be entitled to terminate this Agreement forthwith by notice in writing to the Licensee if any change occurs in the control of the Licensee or any holding company of the Licensee, or any assignee of the Licensee as provided in Article 13, whether by virtue of any merger, acquisition, consolidation, buy-out or otherwise howsoever, unless:

(i)	PGS has given its prior written consent to such change of control and the Licensee and Third Party has complied with any conditions attached to that consent; or

(ii)	the successor who acquires control is not a PGS competitor and Licensee within thirty (30) days after such change of control pays to PGS, the fee which would be payable by a third party for licensing the Data up to a limit as described in the appendix; or

(iii)	there is a one time change of control which occurs up until 16th December 2006 and the successor who acquires control is not a PGS Competitor or a North Sea Participant. This applies to Licences for MegaSurvey data only.

12.2	Licensee shall in any event notify PGS in writing of any change in control of the Licensee or its holding company or their permitted assignees to whom rights have been assigned under Article 13 no later than seven (7) days after such change taking place and any regulatory restrictions on such notification being made having expired.

12.3	For the purpose of this Article, “control” in relation to a company or corporation shall mean the right to exercise directly or in directly the vote in a general meeting of more than 50 per cent of the voting shares in such company or corporation in issue from time to time and/or the right to control the composition of the board of directors of such company or corporation and “holding company” shall have the meaning ascribed thereto by Section 736 Companies Act 1985.

ARTICLE 13 — ASSIGNMENT

13.1	The Licensee may not sell, assign transfer or otherwise dispose of any of its rights or obligations hereunder, except as expressly authorised herein, without the prior written approval of PGS.

13.2	The rights of the Licensee granted by this Agreement may not be transferred without the prior written consent of PGS. PGS’s consent will not be delayed or refused for a single one time assignment to an entity that acquires all or substantially all of the business or assets of the Licensee which occurs prior to 16th December 2006, and the assignee is not a PGS Competitor or a North Sea Participant. This applies to licences for MegaSurvey data only.

13.3	A transfer of the right to use the Data shall not release the Licensee from obligations under this Agreement including its obligations to pay Uplift Payments and in the event the entity to which the Data is transferred or its Affiliates is or becomes the holder of an exploration or production licence in an area covered by PGS Proprietary Data or becomes a Group Member of a Bona Fide Group that holds or has an interest in an exploration or production licence over an area covered by such Data.

13.4	Except as otherwise authorised herein, this Agreement shall not be construed as granting to the Licensee a right to assign or transfer this Agreement to a Third Party with whom the Licensee has agreed to sell or transfer all or a portion of its petroleum exploration assets and/or business operations, unless such Third Party is not a PGS Competitor and within thirty (30) days after such assignment Licensee pays to PGS, a transfer fee equivalent to the then current fee which would be payable by a third party for licensing the Data up to a limit as described in the appendix.

13.5	PGS may assign or transfer its rights and obligations hereunder, wholly or in part, to any of its Affiliates; however, PGS shall remain primarily liable for its obligations hereunder if such assignment or transfer is made without the prior written consent of Licensee. Such assignment shall always be notified to Licensee in writing, covering the Licence Agreement valid at the time of Assignment.

ARTICLE 14 — NOTICE

14.1	Any notice required or permitted to be given under this Agreement shall be in writing and shall either be delivered personally or sent by recognised courier service or by pre-paid registered mail or by facsimile (telefax) transmission to the Parties as follows:

To:	PGS Exploration (UK) Ltd PGS Court Halfway Green Walton-on-Thames Surrey KT12 1RS Tel.: +44 (0)1932 26 00 01 Fax: +44 (0)1932 26 65 12

To:	Endeavour Operating Corporation.
1000 Main Street
Suite 3300
Houston, Texas 77002
United States
Tel.: (713) 307-8700
Fax: (713) 307-8794

or to such other addresses as either of the Parties may from time to time designate by notice in writing to the other Party.

14.2 A notice given hereunder shall be deemed to have been received by the Party as follows:

(i) if personally delivered, at the time of delivery

(ii) if delivered by courier, two days after the notice was delivered to the courier

(iii)	if sent by pre-paid registered mail, four days after the envelope containing the notice was delivered into the custody of the postal authorities

(iv)	if sent by facsimile transmission, at the time of transmission, provided always that a confirmation copy is sent by pre-paid registered mail to the relevant Party within 24 hours after transmission unless such date of deemed receipt is not a business day, in which case the date of deemed receipt shall be the next succeeding business day. In this Article “business day” shall mean any day (other than a Saturday or Sunday) on which banks in the territory in which the Party on whom notice is being served is situated are generally open for business.

In proving such service, it shall be sufficient to prove that delivery was made to the Party or to the courier, or that the envelope containing the notice was properly addressed and delivered into the custody of the postal authorities as prepaid registered mail or that the facsimile transmission was properly addressed, transmitted and received as the case may be.

ARTICLE 15 – FORCE MAJEURE

15.1	If a Party is prevented or delayed in the performance of any of its obligations under this Agreement by force majeure, and if it gives written notice thereof to the other Party specifying the matters constituting force majeure, together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue then the Party giving notice shall be excused the performance or the punctual performance, as the case may be (except for the payment of money) of such obligations from the date of such notice and for so long as such cause or prevention or delay shall continue.

15.2	For the purposes of this Agreement “force majeure” shall be deemed to be any cause affecting any performance of this Agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of a Party and without limiting the generality thereof shall include the following:

(i) strikes, lockouts or other industrial actions;

(ii) civil commotion, riots, invasions, war, threat or preparation for war;

(iii)	fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster.

ARTICLE 16 — WAIVER

16.1	The rights herein given to either Party may be exercised from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such right in the future or of any one or more of the other rights which the exercising Party may have.

16.2	The failure of either Party to insist upon the strict performance by the other Party of any term, provision or condition of this Agreement shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision or condition hereof.

ARTICLE 17 — SEVERABILITY

17.1	If due to a change in any applicable law or due to a decision or any other act by any competent authority, one or more terms or provisions of this Agreement can no longer be enforced or an amendment of one or more of the provisions of this Agreement is required, the Parties agree that they shall endeavour to find an alternative solution approaching as near as possible the contractual situation existing prior to such a change, decision or act.

17.2	If one or more provisions of the Agreement are determined to be invalid or unenforceable, the remaining provisions shall not be affected thereby, and the Agreement shall be administered as though the invalid or non enforceable provisions were not a part of the Agreement.

ARTICLE 18 — ENTIRE AGREEMENT, AMENDMENTS

18.1	This Agreement and the entire agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral understandings, agreements or representations (including any made negligently but excluding any made fraudulently) other than those contained herein. There are no understandings or agreements relative to this Agreement that are not fully expressed herein.

18.2	No modification, amendment or addition to the Agreement shall be valid and binding on the Parties, unless set forth in writing and signed by the Parties.

ARTICLE 19 – CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

19.1	Subject to Clause 19.3, the Parties intend that no provision of this Agreement shall confer any benefit nor be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999.

19.2	Subject to the remaining provisions of this Agreement, Articles 3, 7, 8.4, 9, 10 and 11.3 are intended to be enforceable by any Owner by virtue of the Contracts (Rights of Third Parties) Act 1999.

19.3	Notwithstanding Clause 19.2, this Agreement may be rescinded, amended or varied by the Parties to this Agreement without notice to or the consent of any Owner.

ARTICLE 20 — GOVERNING LAW, DISPUTES

20.1	The Agreement shall be governed by and construed in accordance with the laws of England and Wales and the Parties hereby submit to the exclusive jurisdiction of the courts of England for the purpose of any interim relief.

20.2	All disputes and differences that may arise out of or in connection with the Agreement will be settled as far as possible by means of negotiations and conciliation between the Parties.

20.3	In case of failure to reach an amicable settlement, any dispute, controversy or claim arising out of or in any way connected with this Agreement including any question regarding its existence, validity or termination shall be conclusively resolved by arbitration in London under the Rules of the London Court of International Arbitration (LCIA) which Rules are deemed to be incorporated by reference into this Article.

20.4	The Parties agree to submit to the exclusive jurisdiction of the courts of England and Wales for the purpose of any interim relief from a court if necessary to prevent serious and/or irreparable injury to that Party where the Licence Agreement has been terminated and PGS considers it necessary to seek relief from the Courts for the purpose of protecting it or the Owner’s proprietary interests in the Data.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

PGS Exploration (UK) Ltd	Endeavour Operating Corporation.
By _/s/ David J. Griffith_____ (Signed)	By _/s/ H. Don Teague ____ (Signed)

____David J. Griffith____ (Name)	____H. Don Teague______ (Name)

Executive Vice President - Administration,
Vice President – Contracts & Global	—
Sales (Title)	General Counsel and Secretary_ (Title)

ENCLOSURE 1

Pro-forma Appendix

APPENDIX NO....

to

LICENCE AGREEMENT NO. 2004-85

DATED 21st DECEMBER 2004

between

Endeavour Operating Corporation
(as Licensee)

and

PGS Exploration (UK) Ltd

This is an Appendix (including confirmation of order) to the Agreement referred to above, which is PGS Exploration (UK) Ltd General Licence Agreement for Use of Proprietary Data.

This Appendix takes precedence over the Agreement in cases where they differ.

1.	Survey Name	:

2.	Survey Length (km)	:

3.	Location	:

4.	Licence Commitment	:

5.	Licensing price, excluding

	group escalation	:

6.	Payment Schedule	:	Within 30 days

7.	Group Escalation	:	Not applicable for this order

8.	Date of order	:

9.	Any other specific term	:	None

10.	Deliverables	:	According to attached confirmation of order

LICENSEE	PGS Exploration (UK) Ltd
By............................ ( Signed )	By............................ ( Signed )
............................... ( Name )	............................... ( Name )
............................... ( Title )	............................... ( Title )
............................... ( Date )	............................... ( Date )